UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 1, 2020

iBio, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

8800 HSC Parkway

Bryan, TX 77807

(Address of principal executive offices and zip code)

(979) 446-0027

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IBIO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 1, 2020, the Board of Directors (the “Board”) of iBio, Inc. (the “Company”) appointed John Delta as the Company’s principal accounting officer.

Mr. Delta, age 58, has served as a consultant to the Company since July 13, 2020. Mr. Delta also serves (from November 2016 to the present) as Managing Partner, Mid-Atlantic of TechCXO LLC, a professional services firm that provides experienced, C-Suite professionals to deliver strategic and functional consulting services. From February 2011 to June 2016, he served as Chief Operating Officer of Management CV Inc., where he was responsible for all operational aspects of the business, including HR, Product Management, E-Commerce, Global Research and day to day Operations. From February 2010 to February 2011, Mr. Delta served as Co-Founder/Chief Financial Officer of JJAB Holdings, LLC, where he was responsible for Finance and Operations for this private-equity-backed startup in the direct response marketing space. He also served as Chief Financial Officer of Edison Worldwide, LLC from December 2008 to January 2010, where he led all accounting and strategic finance initiatives for this high growth Direct Response Marketing firm. From March 2006 to October 2008, Mr. Delta served as Chief Financial Officer of DoublePositive Marketing Group, Inc., where he built the accounting and finance functions for this high growth VC-backed firm. From October 2003 to December 2005, he served as Executive Vice President and Chief Operating Officer of Hemscott Group, PLC, a private-equity-backed roll-up in the financial information space. Mr. Delta led post-merger integration and operations for this global firm (US, UK and India) and he was instrumental in developing the successful exit strategy of splitting the firm in two and selling the retail component to Morningstar and the institutional piece to KKR. Mr. Delta also served as Vice President, General Manager of The Nasdaq Stock Market for almost 10 years, where he developed the business plan for, and then ran, the e-commerce group. Prior to working at Nasdaq, Mr. Delta worked as an Associate at McKinsey & Co. where he primarily worked with the Financial Institutions Group on strategic technology engagements and as a Manager at Deloitte & Touche where he focused on Financial Services. Mr. Delta holds a B.A. and a Master of Business Administration (MBA) from the University of Virginia.

Since July 2020, Mr. Delta has been providing financial consulting services to the Company under a Consulting and Services Agreement by and between the Company and TechCXO LLC, dated July 8, 2020 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, the Company will pay Mr. Delta for his services as the Company’s principal accounting officer at an hourly rate expected to represent approximately $30,000 per month, and to reimburse any reasonable out-of-pocket business expenses incurred by Mr. Delta in performing the services. A copy of the Consulting Agreement is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

The Company will also provide Mr. Delta with directors' and officers' liability insurance and indemnification as set forth in an Indemnification Agreement by and between the Company and Mr. Delta (the “Indemnification Agreement”). A copy of the Indemnification Agreement is attached hereto as Exhibit 10.2 to this Current Report on Form 8-K.

There are no family relationships between Mr. Delta and any director or executive officer of the Company, and neither has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing descriptions of the Consulting Agreement and the Indemnification Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each such document filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

On October 1, 2020, the Company received written notice from the NYSE American LLC stating that the Company had regained compliance with all of the NYSE American LLC continued listing standards set forth in Part 10 of the NYSE American Company Guide (“Company Guide”). Specifically, the Company has resolved the continued listing deficiency with respect to Section 1003(a)(i), Section 1003(a)(ii) and Section 1003(a)(iii) of the Company Guide referenced in the NYSE American LLC’s letters dated October 16, 2019 and December 9, 2019 by meeting the requirements of the $50 million market capitalization exemption in Section 1003(a) of the Company Guide from the stockholders’ equity requirements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Consulting Agreement by and between iBio, Inc. and TechCXO, LLC, dated July 8, 2020

10.2	Indemnification Agreement by and between iBio, Inc., John Delta and TechCXO, LLC dated July 13, 2020

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO INC.

Date: October 5, 2020	By:	/s/ Thomas F. Isett
		Name:	Thomas F. Isett
		Title:	Chairman and Chief Executive Officer